T A S K E R P R O D U C T S
PRESS RELEASE

Tasker Capital Completes Private Placement
of its Common Stock and Warrants Raising $9.3 million

Company appoints new CEO and shares plans to expand its Board of Directors

DANBURY, CT - January 30, 2006 - Tasker Capital Corp. (“Tasker”) (OTC BB: TKER) today announced that it has completed a private placement of 13,335,925 units consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. The gross proceeds to Tasker at the closing of this private placement, exclusive of the exercise price of the warrants, were $9,335,150.80.

In conjunction with the completion of the private placement, the Company announced the appointment of Richard D. Falcone as President and Chief Executive Officer. Mr. Falcone, a certified public accountant, has served on the Company’s Board of Directors and as the Chairman of the Board’s Audit Committee since August 2005. He was recently Chief Financial Officer of The A Consulting Team, a publicly traded IT service and business process outsourcing company. Mr. Falcone was the Chief Financial Officer of Bed, Bath & Beyond from 1990 to 1994, during which the company grew revenue from roughly $100 million to approximately $800 million per year. Prior to this, Mr. Falcone also served as Director of International Operations and Finance for Tiffany & Co., where he was instrumental in its global expansion; as Chief Financial Officer and Chief Operating Officer of NetGrocer, an online grocery and consumer product retail company; and as Chief Operating Officer of National Merchants Management, a retail, distribution and publishing company with a chain of 180 book stores.

In further support of the Company’s development, Gordon Davis, Tasker’s Chairman of the Board of Directors, has agreed to become a sales and marketing consultant to the Company. Mr. Davis began his career with Cott Corporation, a leading producer of carbonated soft drinks, where he served as a general manager. After leaving Cott, he joined Polar Beverages where he became its Vice President of National Sales and Distribution. Mr. Davis is also President of Bold River LLC, a marketing and consulting firm to the retail industry, and a partner in Classical Imports, an importer of foreign wines. Mr. Davis has won numerous retail industry awards and has been inducted into the National Grocers Hall of Fame.

Concomitant to the private placement, Tasker’s Board of Directors will soon elect a new board member who will be selected by a majority of the private placement participants and approved by the present Board, replacing the seat vacated by Robert Appleby. At its next shareholder meeting, the Company also intends to propose for approval the expansion of its Board of Directors to seven members from its current level of five.

Commenting on the private placement, Mr. Falcone said, “Since assuming responsibility for day-to-day operations, the Executive Committee has streamlined the company and focused on developing those products and markets that we believe will have a more immediate impact on revenue growth. We intend to utilize the capital raised in the private placement in a cost effective manner to establish a solid foundation for profitable growth. We also intend to further strengthen and increase the depth of the company’s product development, research and development and sales efforts.” Mr. Falcone continued, “Gordon Davis’ support in reinforcing our sales effort, especially given access to his long-term industry relationships, should prove invaluable as we go forward.”

Mr. Falcone also added that the Company has plans to further strengthen its financial management team and expects to announce developments in this area shortly.

The proceeds from the private placement will be used primarily to fund the Company’s further development and commercialization of its technology. Company management intends to advance the marketing of its Unifresh™ Footbath, complete the tests of its Unifresh™ Pen Spray and commence the product’s commercialization, continue the testing of its poultry processing products seeking United States Department of Agriculture approval, advance the commercialization of its technology for use in seafood processing, further develop the distribution of its Close Call™ product (subject to its plans to seek to license and/or sell the brand or derivative applications), and forward its initiatives for use of the pHarlo technology in several international markets.

Emerging Growth Equities, Ltd., a full service investment banking and brokerage firm serving micro and small cap technology companies, acted as the sole placement agent for the units sold in this transaction. Following the private placement, which was primarily funded by institutional investors, Tasker will have 104,623,020 shares outstanding and 142,655,997 shares outstanding on a fully diluted basis, assuming all convertible securities (including options and warrants) currently outstanding are converted to common stock.

About Tasker

Tasker is a manufacturer, distributor and marketer of products with various applications that use the pHarlo technology. The pHarlo technology utilizes a highly charged and acidified, yet stable and safe, solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. The Company currently markets Close Call™, an oral hygiene breath drink, and Unifresh™ Footbath, a grooming aid product for dairy cows.

This release and the Company’s other communications contain forward-looking statements, such as statements about our plans, objectives, expectations, assumptions or future events, and including, but not limited to, statements about (1) the Company’s ability to develop products and markets that will have a more immediate impact on revenue growth (2) the Company’s anticipated use of proceeds from the private placement described in this release. Forward-looking statements, including those set forth above, involve estimates, assumptions, and known and unknown risks and uncertainties. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to successfully market our products and compete with other products in our space, the risk of unfavorable federal regulation or the inability to obtain any necessary approvals to manufacture, market and sell our products, and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. We discuss many of these and other risks and uncertainties in greater detail in the filings we make with the Securities and Exchange Commission, including in our most recent Report on Form 10-KSB and Form 10-QSB. The information contained in any forward-looking statement is qualified in its entirety be reference to cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission.

Contact:

Joe Zappulla, 212-681-4100 Wall Street Consultants Corp.

Joan Harper, 516-767-7676 Arthur Schmidt & Associates, Inc.